                                                                  EXHIBIT (A)(1)

                        IMPAC COMMERCIAL HOLDINGS, INC.

     OFFER TO PURCHASE FOR CASH UP TO 2,020,367 SHARES OF ITS COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)

                     AT A PURCHASE PRICE OF $5.75 PER SHARE

THE OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD WILL EXPIRE AT 12:00 MIDNIGHT,
   NEW YORK CITY TIME, ON FRIDAY, MAY 19, 2000, UNLESS THE OFFER IS EXTENDED.

    Impac Commercial Holdings, Inc., a Maryland corporation, invites its shareholders to tender up to 2,020,367 shares of the common stock, par value $0.01 per share, including the associated preferred stock purchase rights issued under the Rights Agreement, dated as of October 7, 1998, between Impac and BankBoston N.A., to Impac at a purchase price of $5.75 per share, net to the seller in cash, without interest. No additional consideration will be paid for the preferred stock purchase rights. Shares must be tendered upon the terms and subject to the conditions set forth in this document and in the related letter of transmittal. All shares properly tendered and not properly withdrawn will be purchased at the purchase price, upon the terms and subject to the conditions of the offer, including the proration provisions. Unless the context otherwise requires, all references to shares shall include the associated preferred stock purchase rights.

    Impac reserves the right, in its sole discretion, to purchase more than 2,020,367 shares pursuant to the offer. Shares not purchased because of the proration provisions will be returned. See Section 4.

    THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE
SECTION 7.

    Tendering holders of common stock will not be obligated to pay brokerage commissions, solicitation fees, or, upon the terms and subject to the conditions of the offer, stock transfer taxes on the purchase of shares of common stock by Impac. However, any tendering stockholder or other payee required to complete a letter of transmittal who fails to complete fully and sign the box captioned "Substitute Form W-9" included in the letter of transmittal may be subject to a required tax withholding of 31% of the gross proceeds paid to the stockholder or other payee pursuant to the offer. Impac will pay all charges and expenses of EquiServe Trust Company, N.A., the depositary, Merrill Lynch & Co. and PaineWebber Incorporated, the dealer managers, and Corporate Investor Communications, Inc., the information agent, incurred in connection with the offer.

    Tenders pursuant to the offer may be withdrawn at any time prior to 12:00 Midnight on Friday, May 19, 2000, the expiration date of the offer, and, if not yet accepted for payment, after June 19, 2000.

    The common stock is listed for trading on the American Stock Exchange under the symbol "ICH." On April 20, 2000, the most recent practicable date prior to the announcement of the offer, the closing per share sales price of the common stock, as reported on the AMEX, was $4.81. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES. SEE SECTION 8.

    THE BOARD OF DIRECTORS OF IMPAC HAS APPROVED THE MAKING OF THE OFFER. YOU MUST, HOWEVER, MAKE YOUR OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. NONE OF IMPAC, ITS BOARD OF DIRECTORS, FIC MANAGEMENT, INC., THE COMPANY'S MANAGER, OR THE DEALER MANAGERS MAKES ANY RECOMMENDATION TO YOU WITH RESPECT TO THE OFFER, AND NO PERSON HAS BEEN AUTHORIZED BY IMPAC OR ITS BOARD OF DIRECTORS TO MAKE ANY SUCH RECOMMENDATION. DIRECTORS AND EXECUTIVE OFFICERS OF IMPAC HAVE AGREED NOT TO PARTICIPATE IN THE OFFER. FORTRESS PARTNERS, L.P., AN AFFILIATE OF IMPAC'S OUTSIDE MANAGER, AND THE INDIVIDUALS FORTRESS APPOINTED AS EXECUTIVE OFFICERS AND DIRECTORS OF IMPAC HAVE ALSO AGREED NOT TO PARTICIPATE IN THE OFFER.

    YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION CONTAINED OR REFERRED TO IN THIS DOCUMENT AND MAKE YOUR OWN DECISION WHETHER TO TENDER SHARES PURSUANT TO THE OFFER. YOU ARE URGED TO CONSULT A TAX ADVISOR CONCERNING ANY FEDERAL, STATE, LOCAL, OR FOREIGN TAX CONSEQUENCES OF A SALE OF COMMON STOCK PURSUANT TO THE OFFER.

                                   IMPORTANT

    Any stockholder of record desiring to tender all or any portion of his or her shares should complete and sign the letter of transmittal or a facsimile thereof in accordance with the instructions in the letter of transmittal, mail or deliver it with any required signature guarantee and any other required documents to the depositary and either mail or deliver the stock certificates for such shares to the depositary with any other documents or comply with the Book-Entry Transfer Facility's Automated Tender Offer Program described in
Section 4 to the extent it is available. A stockholder having shares registered in the name of a broker or a dealer, commercial bank, trust company or other nominee must contact those persons if such stockholder desires to tender such shares. Stockholders who desire to tender shares and whose certificates for such shares are not immediately available or whose other required documentation cannot be delivered to the depositary by the expiration of the offer should tender such shares by following the procedures for guaranteed delivery set forth in Section 4.

    Questions and requests for assistance may be directed to Corporate Investor Communications, Inc., the information agent, or Merrill Lynch & Co. or PaineWebber Incorporated, the dealer managers, at the respective telephone numbers and addresses set forth on the back page of this offer to purchase. Requests for additional copies of this offer to purchase and all related documents, may be directed to the information agent at its addresses and telephone number set forth on the back cover of this offer to purchase.

                    THE DEALER MANAGERS FOR THIS OFFER ARE:

            MERRILL LYNCH & CO.             PAINEWEBBER INCORPORATED

April 24, 2000

                               TABLE OF CONTENTS

SECTION                                                       PAGE
-------                                                       ----
Summary Term Sheet..........................................    i
Introduction................................................    1
The Offer...................................................    2
 1.  The Number of Shares; Proration; Extension of the
     Offer..................................................    2
 2.  Purpose and Certain Effects of the Offer...............    4
 3.  Tenders by Holders of Fewer than 100 Shares -- "Odd
     Lots"..................................................    5
 4.  Procedures for Tendering Shares........................    6
 5.  Withdrawal Rights......................................    9
 6.  Purchase of Shares and Payment of Purchase Price.......    9
 7.  Certain Conditions of the Offer........................   10
 8.  Price Range of Common Stock; Dividends.................   12
 9.  Effects of the Offer...................................   12
10.  Source and Amount of Funds.............................   13
11.  Certain Information About Impac; General Information...   13
12.  Interest of Directors and Executive Officers and
     Principal Shareholders; Transactions and Arrangements
     Concerning the Common Stock............................   16
13.  Federal Income Tax Consequences........................   17
14.  Certain Legal Matters; Regulatory Approvals............   20
15.  Extension of the Offer Period; Termination;
     Amendments.............................................   20
16.  Fees and Expenses......................................   21
17.  Miscellaneous..........................................   21
18.  Additional Information.................................   21

     This document contains "forward-looking statements" that inherently involve risks and uncertainties. Impac's actual results and liquidity can differ materially from those anticipated in these forward-looking statements because of changes in the level and composition of Impac's investments and unforeseen factors. These factors may include, but are not limited to, changes in general economic conditions, the availability of suitable investments, fluctuations in and market expectations for fluctuations in interest rates and levels of mortgage prepayments, deterioration in credit quality and ratings, the effectiveness of risk management strategies, the impact of leverage, liquidity of secondary markets and credit markets, increases in costs and other general competitive factors.

                               SUMMARY TERM SHEET

     We are providing this summary term sheet for your convenience. It highlights the most material information in this document, but you should realize that it does not describe all of the details of the offer. We urge you to read the entire document and the related letter of transmittal because they contain the full details of the offer. We have included references to the sections of this document where you will find a more complete discussion.

Who is offering to purchase
my shares?.................  Impac is offering to purchase your shares of Impac common stock and the associated preferred stock purchase rights. See Introduction.

How many shares will Impac
purchase and at what
price?.....................  Impac will purchase 2,020,367 shares (or such lesser number as are properly tendered) at a purchase price of $5.75 per share. The offer is not conditioned on any minimum number of shares being tendered. No additional consideration will be paid for the preferred stock purchase rights.

How will Impac pay for the
shares?....................  Impac expects to fund the purchase of the shares under the offer and the payment of related fees and expenses from available cash.

What is the purpose of the
offer?.....................  The board of directors believes that given Impac's financial condition and the current market environment, the purchase of its shares at this time is a prudent use of its financial resources. See Section 2.

How long do I have to
tender my shares?..........  You may tender your shares until the offer expires.
                             The offer will expire on Friday, May 19, 2000, at 12:00 Midnight, New York City time, unless Impac extends it. See Section 1. Impac may choose to extend the offer for any reason.

How will I be notified if
Impac extends the offer?...  Impac will issue a press release by 9:00 a.m., New
                             York City time, on the business day after the previous scheduled expiration date if Impac decides to extend the offer. See Section 15.

Are there any conditions to
the offer?.................  The offer is subject to conditions such as the absence of court and government actions prohibiting the offer, general market conditions and the condition of Impac's business. See Section 7.

How do I tender my
shares?....................  To tender your shares:

                                  - you must deliver your share certificate(s)
                                    and a properly completed and duly executed letter of transmittal to the depositary at the address appearing on the back cover of this offer to purchase prior to 12:00 Midnight, New York City time, on Friday, May 19, 2000;

                                  - the depositary must receive a confirmation
                                    of receipt of your shares by book-entry
                                    transfer and a properly completed and duly executed letter of transmittal;

                                  - comply with the Book-Entry Transfer
                                    Facility's Automated Tender Offer Program;
                                    or

                                  - if your share certificates are not
                                    immediately available for delivery to the depositary, you must comply with the guaranteed delivery procedure.

                             Contact the information agent or the dealer managers for assistance. See Section 4 for more information.

Has Impac or its board of
directors adopted a
position on the tender
offer?.....................  The board of directors of Impac has approved the offer. However, neither Impac, its directors nor FIC Management, Inc., the manager of Impac, makes any recommendation as to whether you should tender shares pursuant to this offer. You must make the decision whether to tender shares and, if so, how many shares to tender. Directors and executive officers of Impac, as well as Fortress Partners, L.P., an affiliate of Fortress' outside manager, and the individuals Fortress appointed as executive officers and directors of Impac, have agreed not to participate in the offer.

If I own less than 100
shares, and I tender all of
my shares, will it be
subject to proration?......  If you own beneficially or own of record less than
                             100 shares, and you tender all of them before the tender offer expires and complete the section entitled "Odd Lots" in the related letter of transmittal, Impac will purchase all of your shares without subjecting them to the proration procedure. See Section 3.

Will I have to pay
brokerage commissions if I
tender my shares?..........  If you are a registered shareholder and you tender your shares directly to the depositary, you will not incur any brokerage commissions. If you hold shares through a broker or bank, Impac urges you to consult your broker or bank to determine whether any transaction costs are applicable.

What are the United States
federal income tax
consequences if I tender my
shares?....................  Generally, you will be subject to United States federal income taxation upon the receipt of cash from Impac in exchange for your shares accepted by Impac under the tender offer. In addition, such receipt of cash for your tendered shares will be generally treated either as (1) a sale or exchange eligible for capital gains treatment or (2) a dividend subject to ordinary income tax rates. Special rules may apply to non-U.S. stockholders. See Section 13.

Will I have to pay a stock
transfer tax if I tender my
shares?....................  If you instruct the depository in the related letter of transmittal to make the payment for the shares to the registered holder, you will not incur any stock transfer tax.

When will Impac pay for the
shares I tender?...........  Impac will pay the purchase price net in cash, without interest, for the shares it purchases promptly after the expiration date of the offer.

Once I have tendered my
shares in the offer, can I
withdraw my tender?........  You may withdraw any shares you have tendered at any time before 12:00 Midnight, New York City time, on Friday, May 19, 2000, unless Impac has extended the offer. Unless the shares you have tendered have been previously purchased by Impac, you may also withdraw your shares after June 19, 2000.

Who can I talk to if I have
questions?.................  The information agent and the dealer managers can help you answer your questions. The information agent is Corporate Investor Communications, Inc., and the dealer managers are Merrill Lynch & Co. and PaineWebber Incorporated. Their contact information is set forth on the back cover page of this offer to purchase.

To the Holders of Common Stock of
Impac Commercial Holdings, Inc.

                                  INTRODUCTION

     Impac Commercial Holdings, Inc. ("Impac"), a Maryland corporation, invites its stockholders to tender shares of common stock, par value $0.01 per share ("Common Stock"), including the associated preferred stock purchase rights issued under the Rights Agreement, dated as of October 7, 1998, between Impac and BankBoston N.A., to Impac at a purchase price of $5.75 per share (the "Purchase Price"), net to the seller in cash, without interest. No additional consideration will be paid for the preferred stock purchase rights. Shares must be tendered upon the terms and subject to the conditions set forth herein and this Offer to Purchase, dated April 24, 2000 (the "Offer to Purchase") and in the Letter of Transmittal included herewith (which, as amended or supplemented from time to time, together constitute the "Offer"). Unless the context otherwise requires, all references to Common Stock shall include the associated preferred stock purchase rights.

     THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE
SECTION 7.

     Tendering stockholders of Common Stock will not be obligated to pay brokerage commissions, solicitation fees, or, upon the terms and subject to the conditions of the Offer, stock transfer taxes on the purchase of shares of Common Stock by Impac. However, any tendering stockholder or other payee required to complete a Letter of Transmittal who fails to complete fully and sign the box captioned "Substitute Form W-9" included in the Letter of Transmittal may be subject to a required Federal backup withholding tax of 31% of the gross proceeds paid to the stockholder or other payee pursuant to the Offer. Impac will pay all charges and expenses of EquiServe Trust Company, N.A. (the "Depositary"), Merrill Lynch & Co. and PaineWebber Incorporated (the "Dealer Managers") and Corporate Investor Communications, Inc. (the "Information Agent") incurred in connection with the Offer.

     Tenders pursuant to the Offer may be withdrawn at any time prior to Friday, May 19, 2000, at 12:00 Midnight, New York City time, the expiration date of the Offer (including any extensions, the "Expiration Date"), and, if not yet accepted for payment, after June 19, 2000.

     THE BOARD OF DIRECTORS OF IMPAC HAS APPROVED THE MAKING OF THE OFFER. YOU MUST, HOWEVER, MAKE YOUR OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. NONE OF IMPAC, ITS BOARD OF DIRECTORS, FIC MANAGEMENT, INC. ("FIC MANAGEMENT") OR THE DEALER MANAGERS MAKES ANY RECOMMENDATION TO YOU WITH RESPECT TO THE OFFER, AND NO PERSON HAS BEEN AUTHORIZED BY IMPAC OR ITS BOARD OF DIRECTORS TO MAKE ANY SUCH RECOMMENDATION. DIRECTORS AND EXECUTIVE OFFICERS OF IMPAC HAVE AGREED NOT TO PARTICIPATE IN THE OFFER. FORTRESS PARTNERS, L.P. ("FORTRESS"), AN AFFILIATE OF FORTRESS' OUTSIDE MANAGER, AND THE INDIVIDUALS FORTRESS APPOINTED AS EXECUTIVE OFFICERS AND DIRECTORS OF IMPAC HAVE ALSO AGREED NOT TO PARTICIPATE IN THE OFFER.

     YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION CONTAINED OR REFERRED TO IN THIS DOCUMENT AND MAKE YOUR OWN DECISION WHETHER TO TENDER SHARES PURSUANT TO THE OFFER. YOU ARE URGED TO CONSULT A TAX ADVISOR CONCERNING ANY FEDERAL, STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF A SALE OF COMMON STOCK PURSUANT TO THE OFFER.

     Any stockholder of record desiring to tender all or any portion of his or her shares should complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, mail or deliver it with any required signature guarantee and any other required documents to the Depositary and either mail or deliver the stock certificates for such shares of Common Stock to the Depositary (with all such other documents). A stockholder having shares registered in the name of a broker or a dealer, commercial bank, trust company or other nominee (each, a "Nominee") must contact that Nominee if such stockholder desires to tender such shares. Nominees may also tender shares in accordance with the Automated Tender Offer Program procedures of The Depository Trust Company. Stockholders who desire to tender shares of Common Stock and whose certificates for such shares are not immediately available or whose other required documentation cannot be delivered to the Depositary by the Expiration Date should tender such shares by following the procedures for guaranteed delivery set forth in Section 4.

     The Common Stock is listed for trading on the American Stock Exchange (the "AMEX") under the symbol "ICH." On April 20, 2000, the most recent practicable date prior to the announcement of the Offer, the closing per share sales price of the Common Stock, as reported on the AMEX, was $4.81. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES. SEE SECTION 8.

     HISTORY AND BACKGROUND. Impac was incorporated in the State of Maryland on February 3, 1997 to capitalize on opportunities in the commercial mortgage market. Impac is a specialty commercial property finance company that elects to be taxed as a real estate investment trust ("REIT") for Federal income tax purposes, which generally allows Impac to pass through income to stockholders without payment of Federal income tax at the corporate level provided that Impac distributes at least 95% of its taxable income to its stockholders. Impac earns income from investing in credit-sensitive commercial mortgage assets on a leveraged basis and other activities in the commercial mortgage market.

     Prior to August 1999, Impac's operations were divided into two segments: long-term investment operations and commercial mortgage conduit operations. Impac's long-term investment operations consist primarily of investments in commercial mortgages and commercial mortgage-backed securities, commonly referred to as CMBS. Impac's commercial mortgage conduit operations originated, purchased, securitized and sold commercial mortgages. Due to changes in the Company's business plan, the conduit operations have been temporarily curtailed. For further discussion of the business, see Section 11.

     RECENT DEVELOPMENTS. In May 1999, Fortress made a significant preferred stock investment in Impac and, concurrently with that investment, an affiliate of Fortress, FIC Management, assumed responsibility for the external management of Impac. Impac's current management has formulated a new business plan for Impac. Under the new business plan, during 1999 Impac substantially completed repositioning the assets in its portfolio by selling certain assets and is in the process of investing in higher yielding assets and evaluating other strategies with the goal of restoring profitability. Impac's net income for the quarter ended March 31, 2000 was $1,392,000, or $0.14 per diluted share of common stock (compared to a net loss of $220,000, or $(0.03) per diluted share of common stock, for the quarter ended March 31, 1999). The net income was higher than the corresponding quarter of the previous year as a result of decisions made in 1999 to modify the Impac's business plan to focus primarily on investments in CMBS, to temporarily curtail the mortgage conduit operations and sell non-strategic assets. Given that this plan was not fully enacted until after the beginning of the first quarter 2000, management currently expects that, absent adverse market conditions or unforeseen credit events, net income per share should increase materially from the first to the second quarter 2000 because of the passage of a full quarter under the newly enacted business plan.

                                   THE OFFER

1. NUMBER OF SHARES; PRORATION; EXTENSION OF THE OFFER

     NUMBER OF SHARES TO BE PURCHASED. Upon the terms and subject to the conditions of the Offer, Impac will purchase up to 2,020,367 shares of Common Stock, or such lesser number of shares as are properly tendered (and not properly withdrawn as provided in Section 5) prior to the Expiration Date at the Purchase Price, net to the seller in cash, without interest. No fees or commissions will be payable by Impac to brokers, dealers or other persons (other than fees to the Dealer Managers and the Information Agent as described in
Section 16) for soliciting tenders of shares pursuant to the Offer. A stockholder holding shares through a Nominee is urged to consult such Nominee to determine whether transaction costs are applicable if such stockholder tenders shares through such Nominee and not directly to the Depositary.

     EXPIRATION DATE. The term "Expiration Date" means 12:00 Midnight, New York City time, on Friday, May 19, 2000, unless and until Impac, in its sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by Impac, shall expire. See
Section 15 for a description of

Impac's right to extend, delay, terminate or amend the Offer. In the event of an over-subscription of the Offer as described below, shares properly tendered (and not properly withdrawn) prior to the Expiration Date will be subject to proration, except Odd Lots (as defined below). If (i) Impac (a) increases or decreases the Purchase Price, (b) materially increases the Dealer Managers' fees, or (c) increases by more than 2% of the issued and outstanding shares of Common Stock or decreases the number of shares being sought, and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of the change is first published, sent or given to stockholders, the Offer will be extended until the expiration of such period of ten business days. Any such change will be disseminated promptly to the stockholders in a manner reasonably designed to inform stockholders of such change. See Section 15.

     PRIORITY OF PURCHASE; PRORATION. If the number of shares validly tendered and not properly withdrawn prior to the Expiration Date is less than or equal to 2,020,367 shares (or such greater number of shares as Impac may elect to purchase in accordance with the Offer), Impac will, upon the terms and subject to the conditions of the Offer, purchase all shares so tendered. In the event of an over-subscription of the Offer, shares validly tendered and not properly withdrawn prior to the Expiration Date shall be purchased on a pro-rata basis, disregarding fractions that arise as a result of such prorationing, according to the number of shares tendered by each holder of Common Stock prior to the Expiration Date; provided, however, that:

          (a) All shares tendered on or prior to the Expiration Date by any holder of Common Stock who owned of record or beneficially as of the close of business on April 20, 2000 and who continues to own, of record or beneficially as of the Expiration Date, an aggregate of fewer than 100 shares of Common Stock and who tenders all of such shares (partial tenders will not qualify for this preference) and completes the box captioned "Odd Lots" in the Letter of Transmittal shall be purchased in full, prior to the proration of shares tendered by any other holder of Common Stock; and

          (b) Impac reserves the right, in its sole discretion, to elect to purchase any and all of the excess shares tendered; and so long as the excess number accepted by Impac does not exceed two percent (2%) of the issued and outstanding shares of Common Stock, no extension of the Offer period and no further notice to the stockholders will be required or given. If Impac elects to purchase excess tendered shares, but less than all of the tendered shares, then the shares tendered shall be purchased on a pro-rata basis, as described above (subject to the Odd-Lot exception noted in paragraph (a) above).

     If proration of tendered shares is required, Impac will determine the proration factor as soon as practicable following the Expiration Date. Proration for each stockholder tendering shares, other than Odd Lot Holders (as defined below), shall be based on the ratio of the number of shares properly tendered and not properly withdrawn by such stockholder to the total number of shares properly tendered and not properly withdrawn by all stockholders other than Odd Lot Holders. Because of the difficulty in quickly determining the number of shares properly tendered and not properly withdrawn, and because of the Odd Lot procedure, Impac expects that it will not be able to announce the final proration factor or commence payment for any shares purchased pursuant to the Offer until approximately five business days after the Expiration Date.

     As described under "Federal Income Tax Consequences," the number of shares that Impac will purchase from a stockholder pursuant to the Offer may affect the United States federal income tax consequences to the tendering stockholder and, therefore, may be relevant to a stockholder's decision whether or not to tender shares. The Letter of Transmittal affords each tendering stockholder of record the opportunity to designate the order of priority in which shares tendered are to be purchased in the event of proration. A stockholder whose shares are registered in the name of a Nominee must contact such Nominee to determine whether such holder can designate the order of priority in which shares tendered are to be purchased in the event of proration and, if so, how such priority may be designated.

     INFORMATION REGARDING COMMON STOCK. The Common Stock is listed and traded on the AMEX under the symbol "ICH." On April 20, 2000, the most recent practicable date prior to the announcement of the Offer, the closing per share sales price of the Common Stock, as reported on the AMEX, was $4.81. Stockholders are encouraged to obtain current market quotations of the Common Stock. See Section 8. As of April 20, 2000, the most recent practicable date prior to the announcement of the Offer,

Impac had issued and outstanding (i) 8,418,200 shares of Common Stock, (ii) options to purchase an aggregate of 41,509 shares of Common Stock under Impac's stock option plan (none of which options was exercisable, as of December 31, 1999, at or below the Purchase Price) and (iii) 479,999 shares of Series B 8.5% Preferred Stock (the "Series B Preferred Stock") convertible for an aggregate of 1,683,635 shares of Common Stock (none of which shares of Series B Preferred Stock was convertible, as of April 20, 2000, at or below the Purchase Price). The 2,020,367 shares that Impac is offering to purchase in this Offer represented approximately 20% of the outstanding Common Stock (calculated assuming conversion of the Series B Preferred Stock into 1,683,635 shares of Common Stock) as of April 20, 2000, the most recent practicable date prior to the announcement of the Offer.

     MAILING OF OFFER. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on Impac's shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

2. PURPOSE AND CERTAIN EFFECTS OF THE OFFER

     The Board of Directors of Impac (the "Board") believes that Impac's financial condition and current market conditions (including the current market price of the Common Stock) make this an attractive time to repurchase a portion of its outstanding Common Stock in order to enhance stockholder value. In September 1998 the Impac Board of Directors authorized the repurchase of up to $5.0 million of Impac's Common Stock, in open market purchases from time to time at the discretion of Impac's management. In March 1999, Impac repurchased 206,800 shares of its Common Stock outstanding at an average price of $5.18 for a total purchase price of $1.1 million. The acquired shares were canceled. On December 29, 1999, the Board of Directors superceded this initial repurchase authorization with a new authorization to repurchase up to 10% of the outstanding common shares from time to time at such prices and pursuant to such procedures as management deems prudent and appropriate. On March 10, 2000, this authorization was increased to 20% of the outstanding Common Stock, calculated assuming conversion of the Series B Preferred Stock. Through April 20, 2000, Impac had not repurchased any shares under this program.

     The Offer provides to stockholders who are considering a sale of all or a portion of their Common Stock the opportunity to sell those shares without the usual transaction costs associated with open market sales, where those shares are tendered by the stockholder of record directly to EquiServe Trust Company, N.A., the Depositary. A stockholder whose shares are held through a Nominee should contact such Nominee to determine whether any transaction costs apply to any sales of Common Stock pursuant to the Offer. In addition, the Offer may give stockholders the opportunity to sell their Common Stock at prices greater than market prices prevailing prior to the announcement of the Offer. Stockholders are urged to obtain current market quotations for their shares. See Section 8. The Offer also allows stockholders to sell a portion of their shares while retaining a continued equity interest in Impac. Stockholders who determine not to accept the Offer will realize a proportionate increase in their relative equity interest in Impac, and thus in Impac's future earnings and assets (subject to Impac's right to issue additional equity securities in the future).

     In determining whether to tender shares pursuant to the Offer, stockholders should consider the possibility that they may be able to sell their shares in the future on the AMEX or otherwise, including in connection with any subsequent sale, merger or liquidation of Impac (none of which is currently contemplated), at a net price higher than the Purchase Price. See Section 8. Impac can give no assurance, however, as to the price at which a stockholder may be able to sell non-tendered shares in the future.

     THE BOARD OF DIRECTORS HAS APPROVED THE OFFER AND BELIEVES THAT IT PROVIDES HOLDERS OF COMMON STOCK DESIRING TO SELL SOME OR ALL OF THEIR SHARES A REASONABLE OPPORTUNITY TO DO SO AT A PREMIUM TO THE CLOSING PRICE OF THE COMMON STOCK ON APRIL 20, 2000. YOU MUST, HOWEVER, MAKE YOUR OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. NONE OF IMPAC, ITS BOARD OF DIRECTORS, FIC MANAGEMENT OR THE DEALER MANAGERS MAKES ANY RECOMMENDATION TO YOU WITH RESPECT TO THE OFFER, AND NO PERSON HAS BEEN AUTHORIZED BY IMPAC OR ITS BOARD OF DIRECTORS TO MAKE ANY SUCH RECOMMENDATIONS. DIRECTORS AND EXECUTIVE

OFFICERS OF IMPAC HAVE AGREED NOT TO PARTICIPATE IN THE OFFER. FORTRESS AND THE INDIVIDUALS FORTRESS APPOINTED AS EXECUTIVE OFFICERS AND DIRECTORS OF IMPAC HAVE ALSO AGREED NOT TO PARTICIPATE IN THE OFFER. ALTHOUGH THE DIRECTORS AND EXECUTIVE OFFICERS OF IMPAC AND FORTRESS HAVE AGREED NOT TO PURCHASE ANY SHARES IN THE OFFER, THEIR OWNERSHIP INTEREST IN IMPAC WILL INCREASE ON A PERCENTAGE BASIS IF THE OFFER IS FULLY SUBSCRIBED.

     Shares Impac acquires under the Offer will be held in Impac's treasury and will be available for Impac to issue without further shareholder action, except as required by applicable law or the rules applicable to companies with shares traded on the AMEX or any other securities exchange on which the shares may be listed, for general corporate purposes. At the present time, Impac has no plans for the issuance of shares repurchased under the Offer by Impac.

     Except as otherwise disclosed in this document, Impac has no plans, proposals or negotiations that relate to or would result in:

     - any extraordinary transaction, such as a merger, reorganization or liquidation, involving Impac or any of its subsidiaries;

     - any purchase, sale or transfer of a material amount of assets of Impac or any of its subsidiaries;

     - any material change in the present dividend rate or policy, or indebtedness or capitalization of Impac;

     - any class of equity securities of Impac being delisted from a national securities exchange;

     - any class of equity securities of Impac becoming eligible for termination of registration under Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

     - any change in the present board of directors or management of Impac, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board of directors or to change any material term of the employment contract of any executive officer;

     - any other material change in Impac's corporate structure or business;

     - the suspension of Impac's obligation to file reports under the Exchange Act;

     - the acquisition by any person of additional securities of Impac or the disposition of securities of Impac; or

     - any change in Impac's restated articles of incorporation, restated and amended by-laws or other governing instruments or other actions which could impede the acquisition of control of Impac.

3. TENDERS BY HOLDERS OF FEWER THAN 100 SHARES -- "ODD LOTS"

     Upon the terms and subject to the conditions of the Offer, all shares properly tendered and not withdrawn prior to the Expiration Date by persons who own of record or beneficially as of the close of business on April 20, 2000 and who continue to own, of record or beneficially as of the Expiration Date, an aggregate of fewer than 100 shares of Common Stock ("Odd Lots"), will be accepted before proration, if any, of the purchase of other tendered shares. Partial tenders will not qualify for this preference, and it is not available to any holder who owns of record or beneficially 100 or more shares on the Expiration Date, even though such holder has separate stock certificates for fewer than 100 shares. Any holder of Common Stock who owns of record or beneficially as of the close of business on April 20, 2000 and who continues to own, of record or beneficially as of the Expiration Date, an aggregate of fewer than 100 shares of Common Stock (an "Odd Lot Holder") and who wishes to tender all such shares must complete the box captioned "Odd Lots" in the Letter of Transmittal. See Section 1.

     ODD LOT HOLDERS WHO TENDER ALL SHARES MUST COMPLETE THE SECTION CAPTIONED "ODD LOTS" IN THE LETTER OF TRANSMITTAL AND, IF APPLICABLE, IN THE NOTICE OF GUARANTEED DELIVERY, TO QUALIFY FOR THE PREFERENTIAL TREATMENT AVAILABLE TO ODD LOT HOLDERS AS SET FORTH IN SECTION 1.

4. PROCEDURES FOR TENDERING SHARES

     A STOCKHOLDER WHOSE SHARES ARE REGISTERED IN THE NAME OF A NOMINEE MUST CONTACT THAT NOMINEE FOR INFORMATION ON HOW TO TENDER SHARES. ALL OTHER STOCKHOLDERS MUST COMPLY WITH THE PROCEDURES SET FORTH BELOW.

     TENDER PROCEDURES FOR STOCKHOLDERS OF RECORD. A Letter of Transmittal is provided for use by stockholders of record tendering shares. To properly tender shares pursuant to the Offer, a stockholder of record must (i) complete and duly execute the Letter of Transmittal (or facsimile thereof), in accordance with the instructions included within the Letter of Transmittal (together with a signature guarantee, if required, as well as any other documents required by the Letter of Transmittal) and deliver the same to the Depositary at its address set forth on the back cover of this Offer to Purchase which material must be received by the Depositary prior to 12:00 Midnight, New York City time, on the Expiration Date, and (ii) either (A) deliver the stock certificate or certificates evidencing the tendered shares to the Depositary at its address set forth on the back cover of this Offer to Purchase, which certificate(s) must also be received by the Depositary prior to 12:00 Midnight, New York City time, on the Expiration Date, or (B) comply with the guaranteed delivery procedures described below.

     TENDER PROCEDURES FOR NOMINEES. The Depositary will establish an account with respect to the shares subject to this Offer, for purposes of the Offer, at The Depository Trust Company (the "Book-Entry Transfer Facility") within two business days after the date of this Offer to Purchase. Any Nominee that is a participant in the Book-Entry Transfer Facility's system may tender shares in accordance with the Book-Entry Transfer Facility's Automated Tender Offer Program ("ATOP") to the extent it is available to such participants for the shares they wish to tender by making book-entry delivery of the shares by causing the Book-Entry Transfer Facility to transfer shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for transfer. A stockholder tendering through ATOP must expressly acknowledge that the stockholder has received and agreed to be bound by the Letter of Transmittal and that the Letter of Transmittal may be enforced against such stockholder. In order to tender shares by means of ATOP, the procedures for ATOP delivery must be duly and timely completed prior to 12:00 Midnight, New York City time, on the Expiration Date. Alternatively, Nominees may also complete the Letter of Transmittal and deliver shares as provided under "Tender Procedures for Stockholders of Record" above.

     DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     SIGNATURE GUARANTEES AND METHOD OF DELIVERY. No signature guarantee on the Letter of Transmittal is required: (i) if the Letter of Transmittal is signed by the stockholder(s) of record of the shares (which term, for purposes of this Section, shall include any participant in the Book-Entry Transfer Facility) whose name appears on a security position listing as the owner of the shares) tendered therewith and such holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal; or (ii) if shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an "Eligible Institution"). See Instruction 1 of the Letter of Transmittal. If a certificate is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made to a person other than the stockholder of record, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case, signed exactly as the name of the stockholder of record appears on the certificate, with the signature guaranteed by an Eligible Institution.

     In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such shares (or a timely confirmation of the book-entry transfer of the shares into the Depositary's account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) (unless such tender is made through ATOP) and any other documents required by the Letter of Transmittal or ATOP.

     THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. IF DELIVERY IS BY MAIL, THEN REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

     GUARANTEED DELIVERY. If a stockholder desires to tender shares of Common Stock pursuant to the Offer and the stockholder's share certificates are not immediately available or cannot be delivered to the Depositary prior to the Expiration Date (or the procedure for book-entry transfer cannot be completed on a timely basis) or if time will not permit all required documents to reach the Depositary prior to the Expiration Date, the shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

          (a) the tender is made by or through an Eligible Institution;

          (b) the Depositary receives by hand, mail, overnight courier, telegram or facsimile transmission, on or prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form Impac has provided with this Offer to Purchase, including (where required) a signature guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery; and

          (c) the certificates for all tendered shares of Common Stock, in proper form for transfer (or confirmation of book-entry transfer of such shares into the Depositary's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) and any required signature guarantees or other documents required by the Letter of Transmittal, are received by the Depositary within three AMEX trading days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

     UNITED STATES FEDERAL INCOME TAX BACKUP WITHHOLDING. Under the United States federal income tax backup withholding rules, 31% of the gross proceeds payable to a stockholder or other payee pursuant to the Offer must be withheld and remitted to the Internal Revenue Service ("IRS"), unless the stockholder or other payee provides its taxpayer identification number (employer identification number or social security number) to the Depositary (as payor) and certifies under penalties of perjury that such number is correct, or otherwise establishes that it is eligible for exemption from backup withholding. Therefore, each tendering stockholder of record should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to prevent backup withholding, or otherwise establish to the satisfaction of the Depositary that such stockholder is not subject to backup withholding. If the Depositary is not provided with the correct taxpayer identification number, a U.S. Holder (as defined below in Section 13) also may be subject to penalties imposed by the IRS. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS. Certain categories of stockholders (including, among others, all corporations, and certain Non-U.S. Holders (as defined below)) are exempt from backup withholding. In order for a holder who is not a U.S. Holder (a "Non-U.S. Holder") to be eligible for exemption, that stockholder must submit an IRS Form W-8 or a Substitute Form W-8, signed under penalties of perjury, attesting to that stockholder's exempt status. Such forms may be obtained from the depositary. See Instruction 12 to the Letter of Transmittal.

     WITHHOLDING FOR HOLDERS WHO ARE NON-U.S. HOLDERS. Even if a Non-U.S. Holder provides the required certification so that backup withholding does not apply, the depositary will nonetheless withhold United States federal income taxes equal to 30% of the gross proceeds payable to the Non-U.S. Holder or his agent unless it is established to the satisfaction of the Depositary and Impac that:
(a) a reduced rate of withholding is available pursuant to a tax treaty, (b) an exemption from withholding is applicable because the gross proceeds are effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder, or (c) the sale is properly treated as a sale or exchange, and not as a distribution, for United States federal income tax purposes, and that the sale or exchange is not subject to United States tax pursuant to the Foreign Investment in Real Property Tax Act of 1980, as amended ("FIRPTA"). See "Federal Income Tax Consequences -- Taxation of Holders Who are Non-U.S. Holders" below, for further details.

     In order to obtain a reduced rate of withholding pursuant to a tax treaty, a Non-U.S. Holder must deliver to the Depositary before payment a properly completed and executed IRS Form 1001. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-U.S. Holder must deliver to the Depositary a properly completed and executed IRS Form 4224. The Depositary will determine a stockholder's status as a Non-U.S. Holder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Form 1001 or IRS Form 4224) unless facts and circumstances indicate that such reliance is not warranted. See Instruction 13 to the Letter of Transmittal. A Non-U.S. Holder may be eligible to obtain a refund from the IRS of all or a portion of any tax withheld if such Non-U.S. Holder is able to establish to the IRS that no tax, or a reduced amount of tax, is due.

     NON-U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX WITHHOLDING, INCLUDING ELIGIBILITY FOR A WITHHOLDING TAX REDUCTION OR EXEMPTION, AND THE REFUND PROCEDURE.

     RETURN OF TENDERED AND UNPURCHASED SHARES. If any tendered shares of Common Stock are not purchased, or if less than all shares evidenced by a stockholder's certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of the Offer or, in the case of shares tendered by book-entry transfer at the Book-Entry Transfer Facility, the shares will be credited to the appropriate account maintained by the tendering stockholder at the Book-Entry Transfer Facility, in each case without expense to the stockholder.

     DETERMINATION OF VALIDITY; REJECTION OF SHARES; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. All questions as to the number of shares of Common Stock to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by Impac, in its sole discretion, and its determination shall be final and binding on all parties. Impac reserves the absolute right to reject any or all tenders of any shares that it determines are not in proper form or the acceptance for payment of or payment for which may, in the opinion of Impac's counsel, be unlawful. Impac also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular shares or any particular stockholder and Impac's interpretation of the terms of the Offer will be final and binding on all parties. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by Impac. None of Impac, the Dealer Managers, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any notice.

     TENDERING STOCKHOLDER'S REPRESENTATION AND WARRANTY; IMPAC'S ACCEPTANCE CONSTITUTES AN AGREEMENT. A tender of shares pursuant to any of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty to Impac that (a) the stockholder has a net long position in the shares of Common Stock tendered or equivalent securities at least equal to the number of shares tendered, within the meaning of Rule 14e-4 promulgated by the Securities and Exchange Commission (the "Commission") under the Exchange Act and (b) such tender of shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender shares for that person's own account unless, at the time of tender and at the end of the proration period (including any extensions thereof), the person so tendering
(i) has a net long position equal to or greater than the amount of (x) shares of Common Stock tendered or (y) other securities convertible into or exchangeable or exercisable for the shares tendered and will acquire the shares of Common Stock for tender by conversion, exchange or exercise and (ii) will deliver or cause to be delivered the shares tendered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Impac's acceptance for payment of shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and Impac upon the terms and conditions of the Offer.

     LOST OR DESTROYED CERTIFICATES. Stockholders whose certificates for part or all of their shares have been lost, stolen, misplaced or destroyed may contact the Depositary at (781) 575-3100, for instructions as to the documents which will be required to be submitted together with the Letter of Transmittal in order to receive certificate(s) representing the shares. A bond may be required to be posted by the stockholder to secure against the risk that the certificates may be subsequently recirculated. Stockholders are urged to contact the depositary immediately in order to permit timely processing of this documentation and to determine if the posting of a bond is required.

     CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED LETTER OF TRANSMITTAL AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO IMPAC. ANY SUCH DOCUMENTS DELIVERED TO IMPAC WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

5. WITHDRAWAL RIGHTS

     Except as otherwise provided in this Section, tenders made pursuant to the Offer are irrevocable. Shares tendered pursuant to this Offer may be withdrawn:

     - at any time prior to 12:00 Midnight, New York City time, on the Expiration Date; or

     - if not yet accepted for payment, after June 19, 2000.

     For a withdrawal to be effective, the Depositary must receive a notice of withdrawal in written, telegraphic or facsimile form in a timely manner at the appropriate address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person having tendered the shares to be withdrawn, the number of shares tendered, the number of shares to be withdrawn, and, if certificates representing such shares have been delivered to the Depositary, the name of the stockholder of record of such shares, as set forth in such certificates. If the certificates have been delivered to the Depositary, the tendering holder of Common Stock must also submit the serial numbers of the particular certificates for the shares to be withdrawn, and the signature on the stockholder's notice of withdrawal must be guaranteed by an Eligible Institution, as described previously (except in the case of shares tendered for the account of an Eligible Institution). If shares have been tendered pursuant to the ATOP (book-entry transfer) procedures set forth in Section 4, the notice of withdrawal also must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares and must otherwise comply with such Book-Entry Transfer Facility's procedures.

     All questions as to the form and validity (including the time of receipt) of notices of withdrawal will be determined by Impac in its sole discretion, and its determination shall be final and binding on all parties. None of Impac, the Dealer Managers, the Information Agent or the Depositary or any other person is or will be obligated to give notice of any defects or irregularities in any notice of withdrawal, and none of them will incur any liability for failure to give any such notice.

     Withdrawals may not be rescinded, and shares properly withdrawn shall not be deemed to be duly tendered for purposes of the Offer. Withdrawn shares, however, may be re-tendered before the Expiration Date by again following the procedures described in Section 4.

     If Impac extends the Offer, is delayed in its purchase of shares of Common Stock or is unable to purchase shares pursuant to the Offer for any reason, then, without prejudice to Impac's rights under the Offer, the Depositary may, subject to applicable law, retain tendered shares on behalf of Impac, and such shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described herein.

6. PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE

     Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date, Impac will accept for payment and pay for (and thereby purchase) shares properly tendered prior to the Expiration Date. Impac shall be deemed to have accepted for payment (and therefore purchased) shares of Common Stock that are properly tendered and not properly withdrawn (subject to the proration provisions and the other terms and conditions of the Offer) only when, as and if it gives oral or written notice to the Depositary of its acceptance of shares for payment pursuant to the Offer. That notice, subject to the provisions of the Offer, may be given at any time after the Expiration Date of the Offer.

     Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date, Impac will accept for payment and pay for up to 2,020,367 shares of Common Stock (subject to increase or decrease as provided in Sections 1 and 15) properly tendered or such lesser number of shares as are properly tendered and not properly withdrawn.

     Impac will pay for shares purchased pursuant to the Offer by depositing the aggregate Purchase Price with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving payment from Impac and transmitting payment to the tendering stockholders. The Depositary will pay the tendering stockholders (other than The Depository Trust Company, which will be paid by wire transfer) for all purchased shares by check promptly after the Expiration Date. However, in the event of proration, Impac does not expect to be able to determine the final proration factor and pay for tendered shares until approximately five business days after the Expiration Date. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE BE PAID BY IMPAC BY REASON OF ANY DELAY IN MAKING PAYMENT. Certificates for all tendered shares not purchased, including shares not purchased due to proration, will be returned promptly after the Expiration Date or termination of the Offer to the tendering stockholder (or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant who so delivered the shares), without expense to the tendering stockholder. In addition, if certain events occur, Impac may not be obligated to purchase any shares in the Offer. See Section 7.

     Impac will pay all stock transfer taxes, if any, payable on the transfer to it of shares purchased pursuant to the Offer by stockholders of record. However, if purchased shares are to be registered in the name of any person other than the stockholder of record, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of any stock transfer taxes (whether imposed on the stockholder of record or such other person) payable on account of the transfer to such person will be deducted from the Purchase Price, unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted. See Instruction 6 of the Letter of Transmittal.

     ANY TENDERING STOCKHOLDER OF RECORD (OR OTHER PAYEE) WHO FAILS TO COMPLETE FULLY AND SIGN THE "SUBSTITUTE FORM W-9" INCLUDED AS PART OF THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED BACK-UP FEDERAL INCOME TAX WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAID TO SUCH STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTIONS 4 AND 13.

7. CERTAIN CONDITIONS OF THE OFFER

     Notwithstanding any term of the Offer, Impac may, at its option, terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for, shares tendered pursuant to the Offer, subject to Rule 13e-4(f) promulgated under the Exchange Act, if at any time prior to the Expiration Date any of the following events has occurred (or shall have been determined by Impac to have occurred) and, in Impac's judgement and in any such case and regardless of the circumstances giving rise thereto (including any action or omission to act by Impac) makes it inadvisable to proceed with the Offer or with such acceptance for payment:

          (a) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (i) challenges the making of the Offer, the acquisition of some or all of the shares pursuant to the Offer or otherwise relates in any manner to the Offer, or (ii) in Impac's reasonable judgment, could (A) materially and adversely affect the business, condition (financial or otherwise), assets, income, operations or prospects of Impac and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of Impac or any of its subsidiaries or materially impair the contemplated benefits of the Offer to Impac, (B) make the acceptance for payment of, or payment for, some or all of the tendered shares illegal or otherwise restrict or prohibit consummation of the Offer or (C) delay or restrict the ability of Impac, or render Impac unable, to accept for payment or pay for some or all of the tendered shares;

          (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or Impac or any of its subsidiaries, by any court or any authority, agency or tribunal that, in Impac's reasonable judgment, would or might directly or indirectly result in any of the consequences referred to in clauses (i) or (ii) of paragraph (a) above;

          (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any government or governmental, regulatory or administrative agency, authority or tribunal on, or any event that, in Impac's reasonable judgment, might affect, the extension of credit by banks or other lending institutions in the United States, (v) any significant decrease in the market price of the Common Stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in the reasonable judgment of Impac, have a material adverse effect on Impac's business, condition (financial or otherwise), assets, income, operations or prospects or the trading in the Common Stock, (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof, or (vii) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Industrial Companies by an amount in excess of 10% measured from the close of business on April 20, 2000;

          (d) a tender or exchange offer for any or all of the shares of Common Stock of Impac (other than the Offer), or any merger, business combination or other similar transaction with or involving Impac or any subsidiary, shall have been proposed, announced or made by any person;

          (e) (i) any person, entity or "group" (as that term is used in Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of any class of Common Stock of Impac (other than (A) any such person, entity or group who has a Schedule 13G on file with the Commission as of April 20, 2000 relating to share ownership in Impac and does not effect a change in filing status to Schedule 13D, or (B) the acquisition of additional common stock by Fortress) or (ii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or shall have made a public announcement reflecting an intent to acquire Impac or any of its subsidiaries or any of their respective assets or securities otherwise than in connection with a transaction authorized by the Board;

          (f) any change or changes shall have occurred in the business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership of Impac or its subsidiaries that, in Impac's reasonable judgment, is or may be material to Impac or its subsidiaries; or

          (g) Impac determines that the consummation of the Offer and the purchase of shares of Common Stock may cause the Common Stock to be delisted from the AMEX or to be eligible for deregistration under the Exchange Act or adversely affect Impac's ability to qualify as a REIT.

     Any determination by Impac concerning any events described in this section and any related judgment or decision by Impac regarding the inadvisability of proceeding with the purchase of or the payment for any shares tendered shall be final and binding upon all parties. The foregoing conditions are for the sole benefit of Impac and may be asserted by Impac in circumstances giving rise to those conditions or may be waived by Impac in whole or in part. Impac's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

8. PRICE RANGE OF COMMON STOCK; DIVIDENDS

     The shares of Common Stock are listed for trading on the American Stock Exchange under the symbol "ICH." The following table sets forth the range of the high and low sale prices of the Common Stock on the AMEX during the past two years. The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per share in each of such fiscal quarters.

                                                               STOCK PRICES
                                                              ---------------
                                                              HIGH        LOW
                                                              ----        ---
1998
1st Quarter.................................................  $19 3/4     $17
2nd Quarter.................................................  $18 1/8     $14
3rd Quarter.................................................  $15 1/4     $ 8 13/16
4th Quarter.................................................  $11 5/8     $ 1 7/8

1999
1st Quarter.................................................  $ 6 5/8     $ 4 15/16
2nd Quarter.................................................  $ 7 1/4     $ 4 5/8
3rd Quarter.................................................  $ 6 11/16   $ 4 5/8
4th Quarter.................................................  $ 6         $ 4 11/16

2000
1st Quarter.................................................  $ 5 1/2     $ 4 11/16
2nd Quarter (through April 20, 2000)........................  $ 5 3/16    $ 4 13/16

     On April 20, 2000, the last practicable date prior to the announcement of the Offer, the closing per share sales price of the Common Stock, as reported on the AMEX, was $4.81. YOU SHOULD OBTAIN CURRENT QUOTATIONS OF THE MARKET PRICE OF THE SHARES AND CONSULT AN INDEPENDENT FINANCIAL ADVISOR.

     RIGHTS PLAN. On October 7, 1998 the Impac Board of Directors adopted a Stockholder Rights Plan in which Preferred Stock Purchase Rights ("Rights") were distributed to holders of Impac's Common Stock as a dividend on October 19, 1998 at the rate of one Right for each outstanding common share. The Rights are attached to the Common Stock and expire October 19, 2008. The Rights will be exercisable and trade separately only if a person or group acquires or announces the intent to acquire 10% or more of Impac's Common Stock and such person or group does not subsequently reduce its ownership below 10% at the request of the Board. Each Right will entitle stockholders to buy one one-hundredth of a share of a new series of Series A junior participating preferred stock at an exercise price of $16.25. If Impac is acquired in a merger or other transaction after a person has acquired 10% or more of the outstanding Common Stock, each Right will entitle the stockholder to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value of twice such price or a number of the company's common shares having a market value of twice such price, depending on the structure of the transaction. Following such an acquisition, and before an acquisition of 50% or more of the outstanding common shares, the Board may exchange the Rights (other than the Rights owned by such person) at an exchange ratio of one share of Common Stock per Right. Before a person or group acquires ownership of 10% or more of the shares of Common Stock, the Rights are redeemable for $0.0001 per Right at the option of the Board.

9. EFFECTS OF THE OFFER

     The Offer provides to stockholders who are considering a sale of all or a portion of their Common Stock the opportunity to sell those shares without the usual transaction costs associated with open market sales, where those shares are tendered by the stockholder of record directly to the Depositary. A stockholder whose shares are held through a Nominee should contact such Nominee to determine whether transaction costs apply to any sales of Common Stock pursuant to the Offer. In addition, the Offer may give stockholders the opportunity to sell their Common Stock at prices greater than market prices prevailing prior to the announcement of the Offer. Stockholders are urged to obtain current market quotations for their shares. See Section 8. The Offer also allows stockholders to sell a portion of their shares while retaining a continuing equity interest in Impac. Stockholders who determine not to accept the Offer will realize a proportionate increase in their relative equity interest in Impac, and thus in Impac's future earnings and assets (subject to Impac's right to issue additional equity securities in the future).

     For holders of Common Stock who do not tender shares, there is no assurance that the price of the Common Stock will not trade below the price currently being offered by Impac pursuant to the Offer. For holders of Common Stock who do tender, there is no assurance that the trading price of the Common Stock will not increase as a result of the Offer and at some point exceed the Offer Price. Impac believes that there will still be a sufficient number of shares outstanding and publicly traded following the Offer to ensure a continued trading market in the shares.

     The Impac Board of Directors has authorized Impac to purchase additional shares in the open market, as described below, following completion of the Offer, in privately negotiated transactions or otherwise. Any such purchases may be on the same terms or on terms which are more or less favorable to the holder of Common Stock than the terms of the Offer. Rule 13e-4 of the Exchange Act prohibits Impac from purchasing any shares of Common Stock, other than pursuant to the Offer, until at least ten business days after the Expiration Date of this Offer. Any possible future purchases by Impac will depend on many factors, including the market price of the Common Stock, the results of the Offer, Impac's business and financial position, and general economic and market conditions.

     The shares are registered under the Exchange Act, which requires, among other things, that Impac furnish certain information to its holders of Common Stock and to the Commission and comply with the Commission's proxy rules in connection with meetings of holders of the Common Stock.

10. SOURCE AND AMOUNT OF FUNDS

     Assuming that Impac purchases 2,020,367 shares in this Offer at a price of $5.75 per share, the total amount required to purchase the shares would equal $11,617,110 plus all fees and expenses applicable to this Offer. Impac intends to pay for validly tendered shares of Common Stock, as well as for the costs and expenses of this Offer, from cash on hand, or funds generated in the ordinary course of business.

11. CERTAIN INFORMATION ABOUT IMPAC; GENERAL INFORMATION

     This document contains "forward-looking statements" that inherently involve risks and uncertainties. Impac's actual results and liquidity can differ materially from those anticipated in these forward-looking statements because of changes in the level and composition of Impac's investments and unforeseen factors. These factors may include, but are not limited to, changes in general economic conditions, the availability of suitable investments, fluctuations in and market expectations for fluctuations in interest rates and levels of mortgage prepayments, deterioration in credit quality and ratings, the effectiveness of risk management strategies, the impact of leverage, liquidity of secondary markets and credit markets, increases in costs and other general competitive factors.

  History and Business

     Impac was incorporated in Maryland in February 1997. Impac's subsidiaries include Impac Commercial Assets Corporation, IMH/ICH Dove Street, LLC and Impac Commercial Capital Corporation. Impac owns a 100% interest in Impac Commercial Assets Corporation and Impac Commercial Capital Corporation, the entity through which Impac conducted its mortgage conduit operations.

     Prior to August 1999, Impac's operations were divided into two segments: long-term investment operations and commercial mortgage conduit operations. Impac's long-term investment operations consist primarily of investments in commercial mortgages and commercial mortgage-backed securities, commonly referred to as CMBS. Impac's commercial mortgage conduit operations, which were conducted by Impac's ICCC subsidiary, originated, purchased, securitized and sold commercial mortgages. Due to changes in the Company's business plan, the conduit operations have been temporarily curtailed.

     ACQUISITION OF EQUITY INTEREST IN IMPAC AND MANAGEMENT RESPONSIBILITIES BY FORTRESS. On May 5, 1999, Impac issued to Fortress 479,999 shares of a newly created series of preferred stock for an aggregate purchase price of approximately $12 million of the Series B Preferred Stock. The Series B Preferred Stock are initially convertible into 1,683,635 shares of Common Stock. Concurrently, FIC Management, an affiliate of Fortress, entered into a definitive agreement with RAI Advisors, LLC, the then manager of Impac, pursuant to which RAI Advisors assigned to FIC Management all of RAI Advisors' rights and interests in the existing management agreement between RAI and Impac in exchange for $6 million in cash consideration. Following the assignment, FIC Management became the exclusive manager of Impac.

     In connection with the purchase of the Series B Preferred Stock and the assignment of the management agreement described above, the following additional events occurred: (i) the submanagement agreement among RAI Advisors, Impac Mortgage Holdings, Inc., a former affiliate of Impac ("Impac Mortgage"), and Impac Funding Corp., a former affiliate of Impac which conducted Impac Mortgage's conduit operations ("Impac Funding"), was terminated and a new submanagement agreement was entered into among FIC Management, Impac Mortgage and Impac Funding; (ii) the right of first refusal agreement among Impac, ICCC, RAI Advisors, Impac Mortgage and Impac Funding was terminated; (iii) James Walsh, Timothy Busch, Stephan Peers and Thomas Poletti resigned as directors of Impac and Wesley Edens, Robert Kauffman and Christopher Mahowald, all of whom are designees of Fortress, were appointed to the Impac Board of Directors (Joseph Tomkinson and Frank Filipps, who served on the Board prior to the Fortress investment in Impac, remain as Impac directors); and (iv) the executive officers of Impac then serving resigned as a group. Following these resignations, the Board of Directors appointed Mr. Edens as Impac's new chairman of the board and chief executive officer; Mr. Kauffman as Impac's new president; Randal Nardone as Impac's new chief operating officer and secretary; and Erik Nygaard as Impac's new chief information officer and treasurer.

     As a result of the various transactions with Fortress described above,

     - Fortress now holds a significant equity interest in Impac. Assuming the conversion of the Series B Preferred Stock and including subsequent open market purchases of 832,400 shares of Common Stock by an affiliate, Fortress' equity interest would represent approximately 25% of the voting power of Impac;

     - the principal executive officers of Impac and a majority of the members of the Impac board are designees of Fortress; and

     - an affiliate of Fortress, FIC Management, now controls the external management of Impac's operations.

     THE EFFECTS OF CHANGES IN INTEREST RATES. Impac has certain assets subject to market risks. These assets are subject to risk of accelerated mortgage prepayment or losses in excess of assumptions used in valuation. Ultimate cash flows realized from these assets would be reduced should prepayments or losses exceed assumptions used in the valuation. Conversely, cash flows realized would be greater should prepayments or losses be below expectations.

     Changes in interest rates may affect Impac's earnings in various ways. Impac's earnings currently depend, in part, on the difference between the interest received on mortgage assets and the interest paid on related short-term borrowings. The resulting spread may be reduced or even turn negative in a rising short-term interest rate environment. For Impac's mortgage assets that are adjustable-rate CMBS, the risk of rising short-term interest rates is generally offset to some extent by increases in the rates of interest earned on the underlying adjustable-rate assets. Impac may invest in derivatives from time to time as a hedge against rising interest rates on a portion of its short-term borrowings. At December 31, 1999, Impac did not own any derivatives as a hedge against rising interest rates.

     Another effect of changes in interest rates is that as long-term interest rates decrease the rate of principal prepayments on loans underlying CMBS may increase. To the extent the proceeds of prepayments on mortgage assets cannot be reinvested at a rate of interest at least equal to the rate previously earned on such investments, earnings may be adversely affected. In addition, the rates of interest earned on adjustable-rate CMBS generally will decline during periods of falling short-term interest rates.

     Changes in interest rates also impact earnings recognized from interest-only mortgage securities. The amount of income that may be generated from interest-only mortgage securities is dependent upon the rate of principal prepayments on the underlying mortgage collateral. If mortgage interest rates fall significantly below interest rates on the collateral, principal prepayments may increase, reducing or even turning negative the overall return on these investments. Conversely, if mortgage interest rates rise, interest-only mortgage securities tend to perform favorably because underlying mortgage loans will generally prepay at slower rates, thereby increasing overall returns.

     CMO residuals behave similarly to interest-only mortgage securities. If mortgage interest rates fall, prepayments on the underlying mortgage loans generally will be higher, thereby reducing or even turning negative the overall returns on these investments. This is due primarily to the acceleration of the amortization of bond discounts as bond classes are repaid more rapidly than originally anticipated. Conversely, if mortgage interest rates rise significantly above interest rates on the collateral, principal prepayments will typically diminish, improving the overall return on an investment in a fixed-rate CMO residual because of an increase in time over which Impac receives the larger positive interest spread.

     Impac may periodically sell mortgage assets, which may increase income volatility because of the recognition of transactional gains or losses. Such sales may become attractive as values of mortgage assets fluctuate with changes in interest rates. At other times, such as in 1998, it may become prudent to significantly reposition mortgage asset portfolios to mitigate exposure to further declines in mortgage interest rates.

     RISKS ASSOCIATED WITH CREDIT-SENSITIVE INVESTMENTS. CMBS are generally viewed as exposing an investor to greater risk of loss than residential mortgage-backed securities since such securities are typically secured by larger loans to fewer obligors than residential mortgage-backed securities. Commercial property values and net operating income are subject to volatility, and net operating income may be sufficient or insufficient to cover debt service on the related mortgage loan at any given time. The repayment of loans secured by income-producing properties is typically dependent upon the successful operation of the related real estate project and the ability of the applicable property to produce net operating income rather than upon the liquidation value of the underlying real estate. Even when the current net operating income is sufficient to cover debt service, there can be no assurance that this will continue to be the case in the future.

     Additionally, commercial properties may not readily be convertible to alternative uses if such properties were to become unprofitable due to competition, age of improvements, decreased demand, regulatory changes or other factors. The conversion of commercial properties to alternate uses generally requires substantial capital expenditures, for which funds may or may not be available.

     The availability of credit for commercial mortgage loans will be significantly dependent upon economic conditions in the markets where such properties are located, as well as the willingness and ability of lenders to make such loans. The availability of funds in the credit markets fluctuates and there can be no assurance that the availability of such funds will increase above, or will not contract below, current levels. In addition, the availability of similar commercial properties, and the competition for available credit, may affect the ability of potential purchasers to obtain financing for the acquisition of properties. This could effect the repayment of commercial mortgages underlying CMBS.

     The availability of capital from external sources to finance investments in credit-sensitive CMBS that are not financed to maturity at acquisition may be diminished during periods of mortgage finance market illiquidity, such as was experienced in 1998. Additionally, if market conditions deteriorate resulting in substantial declines in value of these securities, sufficient capital may not be available to support the continued ownership of such investments, requiring these securities to be sold at a loss.

     IF IMPAC'S EARNINGS OR THE VALUE OF ITS MORTGAGE ASSETS ARE ADVERSELY AFFECTED BY A CHANGE IN INTEREST RATES OR CHANGE IN THE CREDIT QUALITY OF THE INVESTMENT PORTFOLIO, THE BOOK VALUE OF THE COMMON STOCK MAY DECLINE.

     STOCKHOLDER LITIGATION. On July 28, 1999, an action was filed against Impac in the Superior Court for the State of California, County of Orange. Plaintiff in the action, Bresta Futura V B.V., a Netherlands corporation, alleges that Impac breached its lease agreement with Redstone Plaza Associates, a California general partnership of which Bresta Futura is the general partner. The lease with Redstone relates to a property which was to be occupied by Impac Commercial Capital Corporation, an affiliate of Impac. Bresta Futura is seeking damages in excess of $1.0 million consisting of unpaid rent from December 1, 1998 through the present time on the remaining portion of the property that has not been subleased, late charges and interest due on the unpaid rent, attorneys' fees and related expenses. Impac answered Bresta Futura's complaint on September 14, 1999, generally denying the allegations of the complaint and asserting specific affirmative defenses. A trial has been scheduled for July 17, 2000. Recently, Bresta Futura filed an application for right to attach order and writ of attachment, seeking the right to attach property of Impac in the amount of $1.0 million. At a hearing held on March 23, 2000, this application was denied by the court. Impac intends to vigorously defend this action.

12. INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS AND PRINCIPAL SHAREHOLDERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE COMMON STOCK

     As a result of Impac's transaction with Fortress, Impac issued to Fortress 479,999 shares of Series B Preferred Stock for an aggregate purchase price of approximately $12.0 million. The Series B Preferred Stock is initially convertible into 1,683,635 shares of Impac Common Stock. Subsequent to its acquisition of the Series B Preferred Stock, an affiliate of Fortress acquired 832,400 of Common Stock through open market purchases, the last of which occurred on February 23, 2000. Assuming conversion of the Series B Preferred Stock and including these open market purchases of Common Stock, Fortress' equity interest would represent approximately 25% of the combined voting power of Impac (calculated assuming conversion of the Series B Preferred Stock). See
Section 11. If Impac purchases 2,020,367 shares under the Offer, and assuming Fortress does not tender any shares under the Offer (as agreed by Fortress), then after the purchase of shares under the Offer, Fortress would beneficially own approximately 31% of the combined voting power of Impac (calculated assuming conversion of the preferred shares).

     Impac's executive officers and directors have agreed not to participate in the Offer. As of April 20, 2000, all directors and executive officers of Impac and its subsidiaries (but not including directors or executive officers appointed by Fortress) as a group (2 persons) beneficially owned an aggregate of 166,617 shares. Assuming conversion of Fortress' Series B Preferred Stock, the equity interest of these directors and executive officers constitutes approximately 1.65% of the combined voting power of Impac. If Impac purchases 2,020,367 shares under the Offer, and assuming no director or executive officer tenders any shares under the Offer (as agreed by the directors and executive officers), then after the purchase of shares under the Offer, all directors and executive officers of Impac and its subsidiaries as a group would beneficially own approximately 2.06% of the combined voting power of Impac (calculated assuming conversion of the Series B Preferred Stock).

     On May 5, 1999, Messrs. Edens, Kauffman, Nardone, and Nygaard were appointed as either executive officers or directors of Impac. Subsequently, Mr. Gregory Hughes was appointed Chief Financial Officer. None of Mr. Edens, Mr. Kauffman, Mr. Nardone, Mr. Nygaard or Mr. Hughes directly owns any securities of Impac. However, by reason of their status as directors or executive officers of Fortress, they may be deemed to be the beneficial owners of the Series B Preferred Stock and the shares of Common Stock issuable upon conversion of the Series B Preferred Stock and any other securities of Impac owned directly or beneficially by Fortress. Impac has been advised that each of Mr. Edens, Mr. Kauffman, Mr. Nardone, Mr. Nygaard and Mr. Hughes disclaims beneficial ownership of the Series B Preferred Stock and any shares of Common Stock from time to time owned directly or beneficially by Fortress. For further information, see Section 11.

     Based on Impac's records and on information provided to Impac by its directors, executive officers and subsidiaries, neither Impac, any affiliate or subsidiary of Impac nor, to Impac's knowledge, any of the directors or executive officers of Impac or any of its subsidiaries, nor any affiliates or subsidiaries of any of the foregoing, has effected any transactions involving the Common Stock during the 60 business days prior to the date hereof (except for the last open market purchase by an affiliate of Fortress which occurred on February 23, 2000). Except as set forth herein, neither Impac, nor, to Impac's knowledge, any of its executive officers or directors, or any of the executive officers or directors of any of its subsidiaries, is a party to any contract, arrangement, understanding or relationship relating, directly or indirectly, to this Offer with any other person with respect to the Common Stock.

13. FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is a summary of certain anticipated United States federal income tax consequences of the Offer. This discussion is for general information only and does not address the federal income tax consequences that may be relevant to particular holders of Common Stock in light of their personal circumstances or to certain types of holders of Common Stock such as dealers in securities, insurance companies, foreign persons (except as specifically noted below under "-- Taxation of Holders Who are Non-U.S. Holders"), financial institutions and tax-exempt entities who may be subject to special treatment under the federal income tax laws. Further, this summary assumes that shares of Common Stock are held as capital assets -- generally, property held for investment -- within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"). This discussion does not address any tax consequences under state, local or foreign laws. For purposes of this discussion, a "U.S. Holder" means a person who is (a) a citizen or resident of the United States,
(b) a corporation or partnership, including an entity treated as a corporation or partnership for U.S. federal income tax purposes, created in the United States or organized under the laws of the United States or any state thereof or the District of Columbia (except, in the case of a partnership, as otherwise provided by applicable Treasury regulations), (c) an estate, the income of which is includable in gross income for United States federal income tax purposes regardless of its source, or (d) a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

     The discussion is based upon the Code, the Treasury regulations thereunder, judicial decisions and current administrative rulings and practices in effect on the date hereof. Any of these authorities could be repealed, overruled or modified at any time. Any such change could be retroactive and, accordingly, could modify the tax consequences of this Offer. No ruling from the IRS with respect to the matters discussed herein has been requested, and there is no assurance that the IRS would agree with the conclusions set forth in this discussion.

     GENERAL CONSEQUENCES. The tender of shares of Common Stock pursuant to the Offer will be a taxable transaction for federal income tax purposes and may be a taxable transaction under state, local or foreign tax laws as well. Under the Code, a holder of Common Stock whose shares are purchased pursuant to the Offer will generally recognize gain or loss in an amount equal to the difference between the cash received and such stockholder's adjusted tax basis for his shares redeemed, if:

          (i) as a result of the sale, his stock interest in Impac is completely terminated;

          (ii) the redemption is "substantially disproportionate" with respect to the selling stockholder; or

          (iii) the redemption is otherwise deemed to be not essentially equivalent to a dividend.

These tests (the "Section 302 Tests") are discussed in greater detail below. If any one of the Section 302 Tests is met, as discussed under "-- Treatment as a Sale or Exchange," such gain or loss generally will be treated as a long-term capital gain or loss if the stockholder's holding period for such shares is more than one year. If none of the Section 302 Tests is satisfied, the cash received pursuant to the Offer will be treated in the manner discussed under "-- Treatment as a Dividend or Otherwise as a Distribution" as a dividend taxable as ordinary income to the extent of the current and accumulated earnings and profits of Impac, if any.

     To determine whether the Section 302 Tests are met, there must be taken into account both (a) any shares actually owned by such holder of Common Stock and (b) any shares considered owned by such holder of Common Stock by reason of certain constructive ownership rules set forth in the Code. A holder of

Common Stock generally will be treated as owning shares which he has the right to acquire under options, or by the conversion or exchange of a security, and shares owned (and, in some cases, constructively owned) by members of the stockholder's family and by related entities such as corporations, partnerships, trusts and estates in which such stockholder, a member of his family or a related entity has an interest.

     - Complete Termination of Interest Test. A holder of Common Stock who meets the requirements of the "complete termination of interest" test generally will receive sale or exchange treatment. A complete termination of stock interest of a tendering holder of Common Stock will have occurred if Impac purchases all of his Common Stock pursuant to the Offer, and the holder of Common Stock does not own directly and is not deemed to own, under the constructive ownership rules described above, any other stock of Impac. If the Offer is prorated, the shares that are not purchased by reason of such proration must be taken into account in determining whether a holder of Common Stock has achieved a complete termination of his interest in Impac. If a holder of Common Stock would otherwise satisfy the complete termination requirement, but for his constructive ownership of shares held by family members, under certain circumstances the holder of Common Stock may be entitled to disregard such constructive ownership.

     - Substantially Disproportionate Test. A sale of Common Stock pursuant to the Offer will, in general, be "substantially disproportionate" as to a holder if, among other things, the percentage of the outstanding Common Stock actually and constructively owned by the holder immediately after the completion of the Offer is less than 80% of the percentage of Common Stock actually and constructively owned by the holder immediately before the Offer.

     - Not Essentially Equivalent to a Dividend Test. A holder of Common Stock who meets the requirements of the "not essentially equivalent to a dividend" test generally will receive sale or exchange treatment. A redemption will be treated as "not essentially equivalent to a dividend" if, as result of the sale of Common Stock pursuant to the Offer, a holder of Common Stock has realized a "meaningful reduction" in his proportionate interest in Impac, taking into account the constructive ownership rules. This determination depends on the facts and circumstances of each case.

       A redemption of Common Stock for cash that results in some reduction in the proportionate interest in Impac, taking into account any constructive ownership, of a holder whose relative stock interest in Impac is minimal and who exercises no control over corporate affairs will generally be regarded as a "meaningful reduction" in the holder's stock interest in Impac. Stockholders tendering shares pursuant to the Offer should note that the change in their relative stock interest in Impac may be affected by a proration of the Offer. For example, a stockholder who tenders a smaller percentage of his shares than the percentage of outstanding shares repurchased by Impac in the transaction would experience an increase in his proportionate interest in Impac, and would generally be required to treat the sales proceeds received as a distribution rather than as a sale or exchange. See discussion below under "-- Treatment as a Dividend or Otherwise as a Distribution." Any stockholder seeking to rely on the "not essentially equivalent to a dividend" test should consult with his own tax advisor as to its application in his particular situation.

     TREATMENT AS A SALE OR EXCHANGE. If any of the Section 302 Tests described above are satisfied, the redemption will be treated as a sale or exchange. The tendering holder of Common Stock will recognize capital gain or loss in an amount equal to the difference between the amount of cash received pursuant to the Offer (other than amounts which represent declared and unpaid dividends) and his adjusted tax basis in the redeemed shares. Generally, the basis of shares is equal to their cost. However, if the shares were inherited or received by gift, special tax rules may apply. Amounts of cash received upon redemption of the Common Stock which represent declared and unpaid dividends will be subject to taxation in the manner discussed under "-- Treatment as a Dividend or Otherwise as a Distribution" below.

     Such gain or loss would be long-term capital gain or loss if the holding period for the Common Stock exceeded one year. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The maximum capital gains tax rate applicable to individuals is generally 20% under current law. The deductibility of capital losses is restricted and, in general, may only be used to reduce capital gains to the extent thereof. However, taxpayers who are individuals generally may deduct annually $3,000 of capital losses in excess of their capital gains.

     TREATMENT AS A DIVIDEND OR OTHERWISE AS A DISTRIBUTION. If none of the
Section 302 Tests described above is satisfied, then the holder of Common Stock generally will be treated as having received a distribution in an amount equal to the gross proceeds payable to the holder. Such a deemed distribution will be taxable as a dividend (i.e., ordinary income) to the extent of the current and accumulated earnings and profits of Impac, if any, as calculated for U.S. federal income tax purposes. The amount taxable will not be reduced by the holder's basis in the Common Stock exchanged pursuant to the Offer, and the holder's adjusted tax basis in the shares sold will be transferred to any remaining shares of Impac stock retained by the holder.

     If none of the Section 302 Tests is satisfied and a sale pursuant to the Offer is therefore treated as a distribution, any cash received for Common Stock pursuant to the Offer in excess of Impac's current and accumulated earnings and profits will be treated, first, as a non-taxable return of capital to the extent of, and in reduction of, the holder's tax basis in his Common Stock, and thereafter, as a capital gain to the extent that it exceeds the holder's tax basis. Gain recognized by a holder on Common Stock held for 12 months or less will be taxable at ordinary income rates, while Common Stock held more than 12 months will be taxable at the long-term capital gains rate.

     BACKUP WITHHOLDING REQUIREMENTS. Under federal backup withholding rules, except in the case of certain exempt taxpayers, the depositary will withhold 31% of the gross proceeds paid to a holder of Common Stock or other payee pursuant to the Offer unless the holder of Common Stock provides his taxpayer identification number (employer identification number or social security number), certifies that such number is correct, and certifies that he has not been notified that he is subject to backup withholding. See "Procedures for Tendering Shares -- United States Federal Income Tax Backup Withholding" above, for further details.

     TAXATION OF HOLDERS WHO ARE NON-U.S. HOLDERS. To the extent that a sale of Common Stock by a Non-U.S. Holder pursuant to the Offer does not satisfy one of the Section 302 Tests, and is therefore treated for U.S. federal income tax purposes as a distribution, the gross proceeds payable to the Non-U.S. Holder will generally be subject to United States withholding tax at a rate of 30%. Special rules apply to the extent that an income tax treaty applies, or where the shares of Common Stock are held by the Non-U.S. Holder in connection with the conduct, by it, of a trade or business in the United States. See "Procedures for Tendering Shares -- Withholding for Holders Who are Non-U.S. Holders" above, for further details.

     Where a sale of Common Stock by a Non-U.S. Holder pursuant to the Offer satisfies one or more of the Section 302 Tests described above and is therefore treated for U.S. federal income tax purposes as a sale or exchange rather than a distribution, it will generally not be subject to United States federal income tax, unless the Foreign Investment in Real Property Tax Act ("FIRPTA") were to apply. FIRPTA imposes tax on non-U.S. persons on certain sales of U.S. real estate and stock of a United States Real Property Holding Corporation (a "USRPHC"). Impac believes that it is not, and is not likely to become, a USRPHC. Moreover, even if Impac were a USRPHC, in general FIRPTA would not apply if either (i) Impac is a "domestically-controlled REIT," which Impac believes that it is, and is likely to remain, or (ii) the selling Non-U.S. Holder holds, and has held, directly and constructively, throughout the existence of Impac, less than 5% of the outstanding Common Stock of Impac.

     THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH STOCKHOLDER IS URGED TO CONSULT HIS OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO HIM OF THE SALE OF HIS COMMON STOCK PURSUANT TO THE OFFER, INCLUDING THE APPLICABILITY OF CONSTRUCTIVE OWNERSHIP RULES, THE APPLICABILITY OF ANY STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX LAWS, CHANGES IN APPLICABLE TAX LAWS, AND ANY PENDING OR PROPOSED LEGISLATION.

14. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

     Impac is not aware of any license or regulatory permit material to Impac's business that is reasonably likely to be adversely affected by Impac's acquisition of shares of Common Stock as contemplated herein or of any approval or other action by any government or governmental, administrative or regulatory authority, agency, or tribunal, domestic or foreign, that would be required for the acquisition or ownership of shares by Impac as contemplated herein. Should any such approval or other action be required, Impac presently contemplates that such approval or other action will be sought or taken. Impac is unable to predict whether it will be required to delay the acceptance for payment of or payment for shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to Impac's business. Impac's obligations under the Offer to accept for payment and pay for shares are subject to certain conditions. See
Section 7.

15. EXTENSION OF THE OFFER PERIOD; TERMINATION; AMENDMENTS

     Impac expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by Impac to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. Impac also expressly reserves the right, in its sole discretion, to terminate the Offer and not accept for payment or pay for any shares not previously accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement thereof. Impac's reservation of the right to delay payment for shares which it has accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that Impac must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a Offer.

     Subject to compliance with applicable law, Impac further reserves the right, in its sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by Impac to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of shares or by decreasing or increasing the number of shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time by public announcement thereof. In the case of an extension, such announcement will be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any material change to the terms of the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which Impac may choose to inform stockholders, except as required by applicable law, Impac shall have no obligation to publish, advertise or otherwise communicate any such change other than by making a release to the Dow Jones News Service. If Impac materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Impac will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) promulgated under the Exchange Act. Under these rules, the minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer will depend on the facts and circumstances, including the relative materiality of such terms or information. If (i) Impac increases or decreases the price to be paid for shares, increases or decreases the Dealer Managers fees or increases or decreases the number of shares being sought in the Offer or, in the event of an increase in the number of shares being sought, such increase exceeds 2% of the number of outstanding shares of Common Stock, and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given in the manner specified herein, the Offer will be extended until the expiration of such period of ten business days. For the purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

16. FEES AND EXPENSES

     Impac has retained Merrill Lynch & Co. and PaineWebber Incorporated to act as its financial advisors, as well as Dealer Managers, in connection with the Offer. In connection with the Offer, Merrill Lynch & Co. and PaineWebber Incorporated will each receive a transaction fee of $100,000 upon completion of the Offer, as well as reimbursement of their out-of-pocket expenses incurred in connection with the Offer, including the costs and expenses of their legal counsel, and Impac has agreed to indemnify the Dealer Managers against certain liabilities in connection with the Offer, including liabilities under the Federal securities laws.

     Impac has retained Corporate Investor Communications, Inc. to act as Information Agent and EquiServe Trust Company, N.A. to act as Depositary in connection with the Offer. The Information Agent may contact holders of shares by mail, telephone, facsimile, telex, telegraph and personal interviews and may request Nominees to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services.

     No fees or commissions will be payable by Impac to brokers, dealers or other persons (other than fees to the Dealer Managers and the Information Agent as described above) for soliciting tenders of shares pursuant to the Offer. A Stockholder holding shares through a Nominee is urged to consult such Nominee to determine whether transaction costs are applicable if such stockholder tenders shares through such Nominee and not directly to the Depositary. Impac will, however, upon request, reimburse Nominees for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No Nominee has been authorized to act as the agent of Impac, the Dealer Managers, the Information Agent or the Depositary for purposes of the Offer. Impac will pay or cause to be paid all stock transfer taxes, if any, on its purchase of shares except as otherwise provided under Section 6 or Instruction 6 in the Letter of Transmittal.

17. MISCELLANEOUS

     Impac is not aware of any jurisdiction in which the making of the Offer is not in compliance with applicable law. If Impac becomes aware of any jurisdiction where the making of the Offer or the acceptance or purchase of the shares is not in compliance with any valid applicable law, Impac will make a good faith effort to comply with such law. If, after such good faith effort, Impac cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares residing in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on Impac's behalf by the Dealer Managers or one or more registered broker or dealers licensed under the laws of the jurisdiction.

     Pursuant to Rule 13e-4 promulgated under the Exchange Act, Impac has filed with the Commission an Issuer Tender Offer Statement on Schedule TO which contains additional information with respect to the Offer. The Schedule TO, including the Exhibits and any amendments thereto, may be examined, and copies may be obtained at the same places and in the same manner as is set forth in
Section 18 with respect to information concerning Impac.

18. ADDITIONAL INFORMATION

     Impac files annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any reports, statements or other information filed by Impac at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, or at the Commission's public reference rooms in New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. The filings of Impac with the Commission are also available to the public from commercial document retrieval services and at the web site maintained by the Commission at http://www.sec.gov. Such filings and other information concerning Impac also can be inspected and copied at the offices of the AMEX, New York, New York 10005.

     THE BOARD OF DIRECTORS OF IMPAC HAS APPROVED THE MAKING OF THE OFFER. YOU MUST, HOWEVER, MAKE YOUR OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. NONE OF IMPAC, ITS BOARD OF DIRECTORS, FIC MANAGEMENT OR THE DEALER MANAGERS MAKES ANY RECOMMENDATION TO YOU WITH RESPECT TO THE OFFER, AND NO PERSON HAS BEEN AUTHORIZED BY IMPAC OR ITS BOARD OF DIRECTORS TO MAKE ANY SUCH RECOMMENDATIONS. THE DELIVERY OF THIS DOCUMENT SHALL NOT CREATE AN IMPLICATION THAT THERE HAS BEEN ANY CHANGE IN THE AFFAIRS OF IMPAC SINCE THE DATE OF THIS DOCUMENT OR THAT THE INFORMATION IN THIS DOCUMENT IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS DOCUMENT.

     This Offer to Purchase and the related Letter of Transmittal are being mailed to stockholders, and will be furnished to Nominees whose names, or the names of whose nominees, appear on our list of stockholders, or, if applicable, who are listed as participants in a clearing agency's security position listing.

                        The Depositary for the Offer is:

                         EQUISERVE TRUST COMPANY, N.A.

                      I/R Telephone Number: (781) 575-3100

                                     By overnight delivery
     By hand delivery to:              or express mail:                    By mail:
Securities Transfer & Reporting            EquiServe                       EquiServe
         Services, Inc.             Attn: Corporate Actions         Attn: Corporate Actions
         c/o EquiServe                40 Campanelli Drive                P.O. Box 9573
 100 William Street, Galleria         Braintree, MA 02184            Boston, MA 02205-9573
      New York, NY 10038

                            Facsimile transmission:

                                 (781) 575-4826

                   Confirm receipt of facsimile by telephone:

                                 (781) 575-4816

     Any questions or requests for assistance may be directed to the Information Agent or the Dealer Managers at their respective addresses and telephone numbers. You may also contact your broker, dealer, commercial bank or trust company or any other nominee for assistance concerning this Offer.

                    The Information Agent for the Offer is:

                    CORPORATE INVESTOR COMMUNICATIONS, INC.
                               111 COMMERCE ROAD
                            CARLSTADT, NJ 07072-2586
                         CALL TOLL FREE (877) 977-6199
                  BANKS AND BROKERS PLEASE CALL (201) 896-1900

                     The Dealer Managers for the Offer are:

       MERRILL LYNCH & CO.                           PAINEWEBBER INCORPORATED
     WORLD FINANCIAL CENTER                         1285 AVENUE OF THE AMERICAS
           SOUTH TOWER                                  NEW YORK, NY 10019
       NEW YORK, NY 10281                          (212)-713-8862 (CALL COLLECT)
  (212) 236-3790 (CALL COLLECT)